EXHIBIT 10.41

TO

TARGETED GENETICS CORPORATION’S

ANNUAL REPORT ON FORM 10-K

“[ * ]” = Portions of this exhibit have been omitted based on a request for confidential treatment filed with the Securities and Exchange Commission. The omitted material has been filed separately with the SEC.

AMENDMENT NO. 1

TO

PRODUCT, DEVELOPMENT AND SUPPLY AGREEMENT

This First Amendment (the “Amendment”) to the Product Development Agreement between Genetics Institute, Inc. and Targeted Genetics Corporation dated as of November 9, 2000 (the “Agreement”) is by and between Genetics Institute LLC, formerly known as Genetics Institute, Inc. (“GI”) and Targeted Genetics Corporation (“TGC”) and is dated as of February 24, 2003.

GI and TGC agree as follows:

1.    Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meaning given to them in the Agreement.

2.    The Agreement has been terminated by GI under Section 8.3 of the Agreement.

3.    The effective date of such termination shall be deemed to be January 31, 2003, notwithstanding any other provision of the Agreement to the contrary. The parties also expressly acknowledge and agree that the Supply Agreement has been terminated as of such date, and that neither party has or shall have any obligation whatsoever to the other party under the Supply Agreement.

4.    GI shall pay to TGC with ten business days of the date of this Amendment Three Million, Two Hundred and Twenty Thousand Dollars ($3,220,000).

5.    GI shall have no obligation to make any other payment to TGC under the provisions of Article 2 or Article 3 or Section 8.6.3 of the Agreement.

6.    Section 8.6.4(a) of the Agreement is amended to read in its entirety “[ * ] upon written notice to GI by TGC exercising its rights under Section 4.4;”.

7.    Section 4.4 of the Agreement is amended by replacing the final sentence of such section with the following sentence: “TGC may exercise the TGC Option by providing written notification thereof to GI at any time prior to July 31, 2004.”

8.    GI has executed and delivered in connection with this Amendment a Release in favor of TGC in the form attached hereto as Exhibit No. 1.

9.    TGC has executed and delivered in connection with this Amendment a Release in favor of GI in the form attached hereto as Exhibit No. 2.

10.    Except as expressly provided herein, the Agreement (including, without limitation, the provisions of the Agreement which apply following termination of the Agreement) remains in effect.

11.    This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment by their proper and duly authorized officers, as of the date and year first written above.

TARGETED GENETICS CORPORATION

By:	/s/ H. Stewart Parker
Name: H. Stewart Parker Title: President and CEO

GENETICS INSTITUTE LLC formerly known as GENETICS INSTITUTE, INC.

By:	/s/ Jeffrey S. Sherman
Name: Jeffrey S. Sherman Title: Vice President

Exhibit 1

GI RELEASE OF TGC

THIS RELEASE by Genetics Institute LLC, a Delaware limited liability company, formerly known as Genetics Institute, Inc., a Delaware corporation (“GI”), in favor of Targeted Genetics Corporation, a Delaware corporation (“TGC”) is dated as of February 24, 2003.

As used herein the term “Affiliate” means as to any person or entity, any other person or entity which is directly or indirectly controlling, controlled by or under common control with the person or entity in question, and shall also mean and include, without limitation and without regard to whether such persons or entities would be included in the foregoing definition, any director, partner, shareholder, agent, officer or employee of the person or entity in question or of any “Affiliate” of such person or entity.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GI, on its own behalf and for its successors and assigns, hereby unconditionally and irrevocably releases, remises and forever discharges TGC and its Affiliates, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, judgments, executions, orders and any and all claims, demands and liabilities whatsoever, of every name and nature, both in law and in equity, whether known or unknown (collectively, “Liabilities”), which GI now has or may ever have against TGC or its Affiliates or their respective heirs, assigns and successors arising out of any obligation of TGC to GI under (i) Article 2 or Article 3 or Section 8.6.3 of that certain Product Development Agreement by and between TGC and GI dated as of November 9, 2000 or (ii) that certain Supply Agreement by and between TGC and GI dated as of the same date.

This Release shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, GI has caused this Release to be executed by its duly authorized representative effective as of the day and year first above written.

GENETICS INSTITUTE LLC formerly known as: GENETICS INSTITUTE, INC.

By:	/s/ Jeffrey S. Sherman

Exhibit 2

TGC RELEASE OF GI

THIS RELEASE by Targeted Genetics Corporation, a Delaware corporation (“TGC”), in favor of Genetics Institute LLC, a Delaware limited liability company, formerly known as Genetics Institute, Inc., a Delaware corporation (“GI”) is dated as of February 24, 2003.

As used herein the term “Affiliate” means as to any person or entity, any other person or entity which is directly or indirectly controlling, controlled by or under common control with the person or entity in question, and shall also mean and include, without limitation and without regard to whether such persons or entities would be included in the foregoing definition, any director, partner, shareholder, agent, officer or employee of the person or entity in question or of any “Affiliate” of such person or entity.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TGC, on its own behalf and for its successors and assigns, hereby unconditionally and irrevocably releases, remises and forever discharges GI and its Affiliates, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, judgments, executions, orders and any and all claims, demands and liabilities whatsoever, of every name and nature, both in law and in equity, whether known or unknown (collectively, “Liabilities”), which TGC now has or may ever have against GI or its Affiliates or their respective heirs, assigns and successors arising out of any obligation of GI to TGC under (i) Article 2 or Article 3 or Section 8.6.3 of that certain Product Development Agreement by and between GI and TGC dated as of November 9, 2000 or (ii) that certain Supply Agreement by and between TGC and GI dated as of the same date.

This Release shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, TGC has caused this Release to be executed by its duly authorized representative effective as of the day and year first above written.

TARGETED GENETICS CORPORATION

By:	/s/ H. Stewart Parker